UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2010
Toll Brothers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09186	23-2416878

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Gibraltar Road, Horsham, PA	19044

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On October 22, 2010, Toll Brothers, Inc. (the “Registrant”) and its wholly-owned subsidiary, First Huntingdon Finance Corp. (“Borrower”, and together with the Registrant, the “Company”), entered into an unsecured, four-year credit agreement dated October 22, 2010 (“Credit Agreement”), which has been syndicated among 12 banks, including Citibank, N.A. (“Citibank”), as administrative agent, Deutsche Bank Securities Inc. and The Royal Bank of Scotland PLC, as syndication agents, Suntrust Bank and PNC Bank, National Association (“PNC”), as documentation agents, and seven other banks as lenders.
The Credit Agreement provides for an unsecured revolving credit facility (the “Revolving Credit Facility”) in the amount of $885 million (“Aggregate Revolving Credit Commitment”), all of which Aggregate Revolving Credit Commitment (as it may be increased or decreased from time to time) will be available for letters of credit. The Revolving Credit Facility has an accordion feature under which the Company may, subject to certain conditions set forth in the Credit Agreement, increase the Revolving Credit Facility up to a maximum aggregate amount of $2 billion, although no lender is obligated to increase its commitment. The Company may select interest rates for the Revolving Credit Facility equal to (i) LIBOR plus an applicable margin or (ii) the lenders’ base rate plus an applicable margin, which in each case is based on the Registrant’s credit rating and leverage ratio. The Company is obligated to pay an undrawn commitment fee which is based on the average daily unused amount of the Aggregate Revolving Credit Commitment and the Registrant’s credit rating and leverage ratio. Any proceeds from borrowings under the Revolving Credit Facility may be used for general corporate purposes.
Under the terms of the Credit Agreement, the Registrant is not permitted to allow its maximum leverage ratio (as defined in the Credit Agreement) to exceed 1.75:1.00 (subject to adjustment based on the Registrant’s consolidated EBITDA, as defined in the Credit Agreement, for the last four fiscal quarter period) and is required to maintain a tangible net worth (as defined in the Credit Agreement) of no less than approximately $1.86 billion. Under the terms of the Credit Agreement, at July 31, 2010, the Registrant’s leverage ratio would have been approximately 0.26:1.00 and its tangible net worth would have been approximately $2.47 billion. The Revolving Credit Facility is subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, failure to pay other material indebtedness, or another person becoming beneficial owner of 50% or more of the Registrant’s outstanding common stock.
The Registrant and substantially all of its 100% owned home building subsidiaries are guarantors under the Credit Agreement. The Registrant’s non-home building subsidiaries and certain home building subsidiaries do not guarantee the Credit Agreement.

Citibank is the administrative agent for, and Wells Fargo Bank, N.A., Capital One, N.A., PNC, and Comerica Bank are participants in, the Revolving Credit Facility and currently provide, and they and other participants may in the future provide, other general banking services to the Company.
A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed herewith.
The Credit Agreement effectively replaces the Company’s current (i) revolving credit facility, as evidenced by the Amended and Restated Credit Agreement dated as of March 17, 2006, a copy of which was filed as Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended January 31, 2010 (the “2006 Facility”), and (ii) term loan portion of the 2006 Facility (the “2006 Term Loan”), each of which was more specifically described in Item 1.01 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 31, 2006, and which descriptions are incorporated by reference into this Item 1.01. As a result of such replacement, on October 22, 2010 the Company repaid with cash on hand the entire $331.7 million outstanding under the 2006 Term Loan and voluntarily terminated the 2006 Facility and 2006 Term Loan. No early termination penalties were incurred by the Company as a result of the termination of the 2006 Facility or 2006 Term Loan.

Item 1.02.	Termination of a Material Definitive Agreement.
On October 22, 2010, and in connection with its entry into the Credit Agreement, the Company voluntarily terminated the 2006 Facility and the 2006 Term Loan, as more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
On October 22, 2010, the Company entered into the Credit Agreement more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.
On October 25, 2010, the Registrant issued a press release announcing its entry into the Credit Agreement and the repayment of the 2006 Term Loan. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1
Credit Agreement by and among First Huntingdon Finance Corp., Toll Brothers, Inc., Citibank, N.A., as Administrative Agent, Deutsche Bank Securities Inc. and The Royal Bank of Scotland Plc, as Syndication Agents, and Suntrust Bank, and PNC Bank, National Association, as Documentation Agents, and the lenders party thereto dated October 22, 2010

99.1	Toll Brothers, Inc. Press Release dated October 25, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 27, 2010

TOLL BROTHERS, INC.
By:	/s/ Joseph R. Sicree
Joseph R. Sicree
Senior Vice President, Chief Accounting Officer